SCHEDULE C

Transactions in Securities

Transactions by Stilwell Activist Investments, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Purchase Price
Purchase of Common Stock	03/27/26	59,640	10.3548	617,560.27
Purchase of Common Stock	03/27/26	20,000	10.3700	207,400.00
Purchase of Common Stock	03/27/26	35,000	10.4500	365,750.00
Purchase of Common Stock	03/27/26	5,305	10.7200	56,869.60
Purchase of Common Stock	03/27/26	31,510	10.6977	337,084.12
Purchase of Common Stock	03/27/26	1,000	10.7000	10,700.00
Purchase of Common Stock	03/27/26	10,604	10.6500	112,932.60
Purchase of Common Stock	03/30/26	14,000	10.5000	147,000.00

Transactions by Stilwell Activist Fund, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Purchase Price
Purchase of Common Stock	03/27/26	11,360	10.3548	117,630.53
Purchase of Common Stock	03/27/26	19,699	10.6500	209,794.35

Transactions by Stilwell Partners, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Purchase Price
Purchase of Common Stock	03/27/26	15,000	10.3548	155,322.00